Exhibit 10.1

VYNE THERAPEUTICS INC.

FIRST AMENDMENT TO 2023 EQUITY INCENTIVE PLAN

This First Amendment (this “Amendment”) to the VYNE Therapeutics Inc. 2023 Equity Incentive Plan (as may be amended from time to time, the “Plan”) is dated as of November 6, 2024 (the “Effective Date”). Any capitalized terms that are used but not defined in this Amendment shall have the meanings given to such terms in the Plan.

WHEREAS, the Board of Directors (the “Board”) of VYNE Therapeutics Inc., a Delaware corporation (the “Company”), has adopted, and stockholders of the Company have approved, the Plan;

WHEREAS, pursuant to Section 2(b)(vi) of the Plan, the Board has the authority to amend the Plan in any respect the Board deems necessary or advisable, subject to stockholder approval if required by applicable law or listing requirements; and

WHEREAS, as of the Effective Date, subject to approval by the Company’s stockholders at the Company’s 2024 Annual Meeting and upon the recommendation of the Compensation Committee of the Board, the Board has determined that it is in the best interest of the Company and its stockholders to approve this Amendment to the Plan in order to (i) increase the number of shares of the Company’s common stock (“Shares”) reserved for issuance thereunder by 1,520,000 Shares, (ii) increase the limit on Shares that may be issued under the Plan pursuant to the exercise of incentive share options to 3,619,856 Shares, and (iii) provide that certain Shares with respect to awards of share options or share appreciation rights granted under the Plan or a Prior Plan (as defined in the Plan) will not become available for reissuance under the Plan.

NOW, THEREFORE, as of the Effective Date, subject to approval by the Company’s stockholders at the 2024 Annual Meeting, the Plan shall be amended as follows:

1.             Section 3(a) of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

“Share Reserve. Subject to Sections 1(a)(ii), 3(b) and 9(a), a total of 1,651,907 Shares, which number is the sum of (i) 1,520,000 new Shares, plus (ii) 131,907, the number of Shares available for grant under the 2023 Plan as of November 6, 2024, less one (1) Share for every one (1) Share granted under the 2023 Plan after November 6, 2024 and prior to December 12, 2024, shall be authorized for Awards granted under the Plan (the “Share Reserve”). The issuance of Substitute Awards will not reduce the number of Shares available for issuance under the Plan.”

2.             Section 3(b) of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

“(b)         Reversion of Shares to the Share Reserve.

(i)             Shares Available for Subsequent Issuance. In addition to the provisions with respect to Returning Shares in Section 1(a)(ii), the following Shares will become available again for issuance under the Plan: (A) any Shares subject to a Share Award that are not issued because such Share Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Share Award having been issued; (B) any Shares issued pursuant to a Share Award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such Shares; and (C) any Shares that are reacquired or withheld (or not issued) by or otherwise tendered or remitted to the Company to satisfy a tax withholding obligation in connection with a Full Value Award granted under the Plan or under the Prior Plans. For purposes of this Section 3(b), “Full Value Award” means any award granted under a Prior Plan or an Award, in each case, that is not an Appreciation Award (as defined below).

(ii)            Shares Not Available for Subsequent Issuance. The following Shares will not become available again for issuance under the Plan: (A) any Shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise or strike price of any Appreciation Award granted under the Plan or the Prior Plans (including any Shares subject to such award that are not delivered because such award is exercised through a reduction of Shares subject to such award (i.e., “net exercised”)); (B) any Shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with any Appreciation Award granted under the Plan or the Prior Plans; (C) any shares repurchased by the Company on the open market with the proceeds of the exercise or strike price of any Appreciation Award granted under the Plan or the Prior Plans; and (D) the gross number of Shares subject to a Share Appreciation Right granted under the Plan or a share appreciation right granted under a Prior Plan, in either case, that is exercised and settled in Shares. For purposes of this Section 3(b), “Appreciation Award” means a share option or share appreciation right granted under a Prior Plan or an Option or Share Appreciation Right.”

3.             Section 3(c) of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

“Incentive Share Option Limit. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of Shares that may be issued pursuant to the exercise of Incentive Share Options will be equal to 3,619,586.”

4.             Except as amended herein, the terms and provisions of the Plan shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the undersigned officer certifies that the foregoing First Amendment of the VYNE Therapeutics Inc. 2023 Equity Incentive Plan was duly adopted by the Board of Directors of the Company.

VYNE THERAPEUTICS INC.

By:	/s/ David Domzalski
David Domzalski, President and Chief Executive Officer